Execution Version
STOCK PURCHASE AGREEMENT
between
C4 Therapeutics, Inc.,
Betta Investment (Hong Kong) Limited
and
Betta Pharmaceuticals Co., Ltd.
Dated as of May 29, 2023

ACTIVE/120028238.25

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of May 29, 2023, by and among C4 Therapeutics, Inc., a Delaware corporation (the “Company”), Betta Investment (Hong Kong) Limited, a limited liability company established under the laws of Hong Kong (the “Investor”), and Betta Pharmaceuticals Co., Ltd., a limited liability company established under the laws of PRC and the sole stockholder of the Investor (the “Parent”).
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); and
WHEREAS, in partial consideration for the Investor’s willingness to enter into this Agreement, the Company and the Investor are entering into the License Agreement (as defined below).
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:
1.Definitions.
1.1Defined Terms . Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the License Agreement. In addition, when used in this Agreement, the following terms shall have the respective meanings specified therefor below:
“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.
“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.
“Board of Directors” means the board of directors of the Company.
“Business Day” shall mean a day on which commercial banking institutions in New York, New York, the Hong Kong Special Administrative Region and Beijing, the PRC are open for business.
“CFIUS Laws” shall mean the laws, regulations, interim regulations, pilot programs, interpretations and rules pertaining to Committee on Foreign Investment in the United States, as

ACTIVE/120028238.25

amended from time to time, including, but no limited to, Section 721 of the Defense Production Act of 1950, the Foreign Investment Risk Review Modernization Act of 2018, the Export Control Reform Act of 2018, and 31 C.F.R. Part 800 and 31 C.F.R. 801 (Provisions Pertaining to Certain Investments in the United States by Foreign Persons).
“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.
“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”
“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.
“Group Companies” shall mean the Company, each Person (except individuals) controlled by the Company and their respective subsidiaries from time to time (each, a “Group Company”), unless the text specifically indicates otherwise.
“JAMS” shall mean Judicial Arbitration and Mediation Services.
“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.
“License Agreement” shall mean the License Agreement between the Company and the Parent, dated as of the date hereof.
“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has or would reasonably be expected to have (i) a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations of any Group Company, (ii) a material adverse effect on any Group Company’s ability to perform its obligations, or consummate the proposed transactions, in accordance with the terms of the Transaction Agreements, or (iii) a material adverse effect on the validity or enforceability of the Transaction Agreements, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement, pendency or performance of this Agreement or the License Agreement, or the consummation of the Transaction or the identity of the Investor, (D) any change in the trading prices or trading volume of the Common Stock (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred in clauses (A) through (H) of this definition), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company required by this Agreement or the License Agreement, or with the Investor’s prior written consent, (H) any breach or violation by the Parent or any of its Affiliates under the License Agreement; provided, that, with respect to clauses (A), (B), (E) and (F), such Effect does not have a materially disproportionate and adverse effect on the Group Companies, taken as a whole, relative to other companies in the biotechnology or biopharmaceutical industries.
“Material Contract” means all contracts or other written instruments entered into by the Company on or prior to the Closing Date that are required to be filed as exhibits by the Company in the Company SEC Documents pursuant to applicable Laws.
“Nasdaq” means The Nasdaq Stock Market LLC.
“ODI Approvals” means all consents and approvals of relevant Governmental Authorities in respect of the ODI Filings for the purchase of the Shares.
“ODI Filings” means (i) the outbound direct investment filing with the National Development and Reform Commission of the PRC or its competent local counterpart; (ii) the outbound direct investment filing with the Ministry of Commerce of the PRC or its competent local counterpart; (iii) the outbound direct investment foreign exchange registration with the State Administration of Foreign Exchange of the PRC or its competent local counterpart or authorized bank.
“Organizational Documents” shall mean (i) the Fifth Amended and Restated Certificate of Incorporation of the Company, dated as of October 6, 2020, as may be amended and/or restated from time to time and (ii) the Second Amended and Restated Bylaws of the Company, dated as of September 10, 2020, as may be amended and/or restated from time to time, and other similar organizational documents of the Company.
“Party” shall mean the Company, the Parent or the Investor individually, and “Parties” shall mean the Company, the Parent and the Investor collectively.
“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.
“PRC” shall mean the People’s Republic of China, but solely for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.
“Repayment Event” means any event or condition which gives the holder of any note, debenture, or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
“Reporting Period” means the period commencing on the Closing Date and ending on the earliest of: (i) the date as of which the Investor may sell all of the Shares under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; (ii) the second anniversary of the

Closing Date, and (iii) the date on which such Investor shall have sold all of the Shares pursuant to a Registration Statement.
“Restricted Term” means the period from and after the Closing Date until the one-year anniversary of the Closing.
“Third Party” shall mean any Person other than the Parent, the Investor, the Company or any Affiliate of the Parent, the Investor or the Company.
“Trading Day” means a day on which Nasdaq is open for trading.
“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.
“Transaction Agreements” shall mean this Agreement and the License Agreement.
1.2Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Closing	Section 3.1
Closing Date	Section 3.1
Common Stock	Preamble
Company	Preamble
Company SEC Documents	Section 4.11(a)
Cut Back Shares	Section 10.2
Effectiveness Deadline	Section 10.1
Effectiveness Failure	Section 10.4
Exchange Act	Section 4.11(a)
FCPA	Section 4.26
Filing Deadline	Section 10.1
Filing Failure	Section 10.4
Force Majeure Event	Section 13.5

Intellectual Property	Section 4.13
Investor	Preamble
Leased Real Property	Section 4.14
Losses	Section 11.1
Lock-Up Securities	Section 9.8
Maintenance Failure	Section 10.4
Modified Clause	Section 13.9
Money Laundering Laws	Section 4.25
Permits	Section 4.10
Registration Delay Payments	Section 10.4
Registration Statement	Section 10.1
Restriction Termination Date	Section 10.2
Rules	Section 13.1
Sanctions	Section 4.27
SEC	Section 4.7
SEC Restrictions	Section 10.2
Securities Act	Section 4.11(a)
Shares	Section 2
Staff	Section 10.2
Termination Date	Section 12.1(b)
USPTO	Section 4.13

2.Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, and the Investor shall purchase from the Company, 5,567,928 shares of Common Stock (the “Shares”) for $4.49 per share (which the Parties agree represents a price per share equal to

125% of the daily volume-weighted average per share price of the Common Stock on Nasdaq over the sixty (60) Trading Day period ending on and including May 24, 2023), or $24,999,996.72 in the aggregate (the “Aggregate Purchase Price”), provided, however, that in the event of any stock dividend, stock split, combination of shares or recapitalization with respect to the Common Stock after the date of this Agreement and on or prior to the Closing, the number of Shares shall be adjusted proportionately. The Parties agree that the Parent, as the sole stockholder of the Investor, shall guarantee the performance of the Investor’s obligations hereunder.
3.Closing Date; Deliveries.
3.1    Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing), the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held remotely via the exchange of documents and signatures at such time and date as the Parties may agree. The date the Closing occurs is hereinafter referred to as the “Closing Date”.
3.2    Deliveries.
(a)Deliveries by the Company. At the Closing, the Company shall instruct its transfer agent to (i) register the Shares in book-entry in the name of the Investor and (ii) deliver the written confirmation of the book-entry delivery of the Shares to the Investor. The Company shall also deliver at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8 of this Agreement have been fulfilled; and (iii) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the Closing Date, (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date, and (C) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.
(b)Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than fifteen (15) Business Days before the Closing Date. The Investor shall also deliver, or cause to be delivered, at the Closing a duly executed Cross Receipt.
4.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date, except as set forth on the Disclosure Schedule attached hereto as Exhibit B delivered as of the date hereof, that:
4.1    Organization, Good Standing and Qualification.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power, corporate authority, and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into the Agreement, to issue and sell the Shares, and to perform its obligations under and to carry out the other transactions contemplated by the Agreement.
(b)The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. True and correct copies of the Company’s Organizational Documents as in effect on the date hereof and the Closing Date, are each filed or incorporated by reference as exhibits to the Company SEC Documents (as defined below).
4.2    Capitalization and Voting Rights.
(a)The authorized capital of the Company as of the date hereof consists of: (i) 150,000,000 shares of Common Stock of which, as of March 31, 2023, 49,052,509 shares were issued and outstanding, 9,557,693 shares were issuable upon the exercise of stock options outstanding or the vesting of outstanding restricted stock units, 4,255,724 shares were reserved for issuance in connection with future grants of awards pursuant to the Company’s equity incentive plans, and 1,786,165 shares were reserved for future issuance under the Company’s employee stock purchase plan, which plans are described in the Company SEC Documents; and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with applicable federal and state securities Laws and not in violation of any preemptive rights or similar rights to subscribe for or purchase securities.
(b)Except as described or referred to in Section 4.2(a) above, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or pay any dividend or make any distribution; or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.
(c)All authorized shares of Common Stock are entitled to one vote per share. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s knowledge, between or among any of the Company’s stockholders.
(d)The Company does not have any outstanding stockholder rights plans or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.3    Subsidiaries. The Company has disclosed all of the Group Companies and their respective jurisdictions of incorporation in the Disclosure Schedule attached hereto. Each Group Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. All the outstanding shares of capital stock (if any) of each Group Company have been duly authorized and validly issued, are fully paid and nonassessable, issued in compliance with applicable federal and state securities Laws and not in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and are owned by the Company directly or indirectly, free and clear of any pledge, claim, lien, encumbrance, mortgage, security interest, restriction upon voting or transfer or any other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. As of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which any Group Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of such subsidiary; or (ii) any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.
4.4    Authorization.
(a)All requisite corporate action on the part of the Company, its directors and stockholders for the authorization, execution and delivery by the Company of the Agreement and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.
(b)This Agreement has been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investor, this Agreement will constitute valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
(c)No stop order or suspension of trading of the Common Stock has been imposed by the Nasdaq Global Select Market, the SEC or any other Governmental Authority and remains in effect.
4.5    No Defaults. No Group Company is in material default under or in material violation of (a) its Organizational Documents, (b) to the knowledge of the Company, any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which such Group Company or any of its assets are bound. To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a material default or violation by the Company under any of the foregoing.

4.6    No Conflicts. The execution, delivery and performance of this Agreement, and compliance with the provisions hereof by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event that, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which any Group Company or any of its assets are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws, (d) violate or conflict with any of the provisions of the Company’s Organizational Documents; or (e) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default or a Repayment Event under, or result in the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of any Group Company pursuant to, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement, arrangement or instrument, whether written or oral, to which such Group Company is a party or by which such Group Company is bound or to which any of the property or assets of such Group Company is subject.
4.7    No Governmental Authority or Third-Party Consents. No consent, approval, authorization or other order of, declaration to, or filing with, or notice to, any Governmental Authority or securities exchange or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of this Agreement, or with the authorization, issue and sale by the Company of the Shares, except such filings as may be required to be made with the U.S. Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws.
4.8    Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any pledge, claims, liens, encumbrances, mortgages, security interests, or restrictions on transfer, including preemptive rights, rights of first refusal, purchase options, call options, subscription rights or other similar rights, other than as arising solely as a result of any action by the Investor not contemplated under this Agreement or the restrictions on transfer under applicable federal or state securities Laws.
4.9    Litigation. There is no claim, action, suit, arbitration, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened against or affecting any of the Group Companies, or any of their respective assets or, to the knowledge of the Company, any of their respective officers or directors in their capacity as such, including any such claim, action, suit, arbitration or similar proceeding, or investigation that questions the validity of this Agreement or the right of the Company to consummate the transactions contemplated in this Agreement, or which the Company intends to initiate that has had or is reasonably likely to have a Material Adverse Effect. No judgment, order, writ, injunction, decree or award has been issued by or, to the knowledge of the Company, requested of any Governmental Authority that could be reasonably expected to result in a Material Adverse Effect.

4.10    Licenses and Other Rights; Compliance with Laws. Each Group Company has all material franchises, permits, licenses, certificates, authorizations, clearances, approvals, permits or amendments thereto, and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder in all material respects. None of the Group Companies has taken any action that would interfere in any material respect with its ability to renew all such Permit(s) and none of the Group Companies has received any notice of proceedings relating to the revocation, termination, impairment or modification of, or non-compliance with, any such Permits. None of the Group Companies has failed to file with any Governmental Authority any required material application, submission, report, document, notice, supplement or amendment to any Permit, and all such filings were in material compliance with applicable Laws when filed and have been supplemented as necessary to remain in material compliance with applicable Laws. Each Group Company is and has been in compliance in all material respects with all Laws applicable to its business, properties and assets, and to the products and services sold by it. None of the Group Companies has received any written notification of any pending or threatened action, suit, or investigation from any Governmental Authority. No Group Company has entered into or been subject to any pending judgment, consent decree, compliance order or administrative order with respect to any aspect of its business, affairs, properties or assets or received any formal or informal complaint or claim from any Governmental Authority with respect to any aspect of its business, affairs, properties or assets.
4.11    Company SEC Documents; Financial Statements; Nasdaq Stock Market.
(a)The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.
(b)The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable Laws with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.
(c)The Common Stock is listed on the Nasdaq Global Select Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Select Market. The Company has not received any notification that, and has no knowledge that, the SEC or the Nasdaq is contemplating terminating such listing or registration.
4.12    Absence of Certain Changes.
Except as disclosed in the Company SEC Documents, since the date of filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022:
(a)there has not occurred any change, development, occurrence or event that has caused or would reasonably be expected to cause a Material Adverse Effect;
(b)the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) sold, exchanged or otherwise disposed of any of its material assets or rights; or (iii) repurchased, redeemed or acquired any outstanding shares of its or any other Group Company’s capital stock;
(c)the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction;
(d)there has not been any material tax election made or changed, any audit settled or any amended tax returns filed by the Company;
(e)there has not been any material damage, destruction or loss (whether or not covered by insurance) involving any material asset or right of the Group Companies;
(f)there has not been any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of any Group Company to any Person, in each case, other than in the ordinary course of business;
(g)there has not been any material obligation or liability incurred, or any material loans or advances made, by any Group Company to any of its or their other Affiliates, other than in the ordinary course of business;

(h)there has not been any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business by any Group Company;
(i)there has not been any material waiver of any material rights or claims of any Group Company; and
(j)there has not been any material lien upon, or adversely affecting, any material property or other material assets of any Group Company.
4.13    Possession of Intellectual Property; Patents and Patent Applications. The Group Companies own or possess, or can acquire on reasonable terms, adequate patents, patent applications, patent rights, licenses, inventions, copyrights, know‑how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, technology or other intellectual property (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted as disclosed in the Company SEC Documents, now operated by them, and none of the Group Companies has received any notice of any pending or, to the knowledge of Company, threatened, action, suit, proceeding or claim by others challenging any Group Company’s rights in or to any such Intellectual Property or is otherwise aware of any infringement, misappropriation, violation of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Group Companies therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy would result in a Material Adverse Effect. No employee of the Group Companies is in or has ever been in violation of the term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or actions undertaken by the employee while employed with the Group Companies. All patents and patent applications owned by or licensed to any Group Company, under which such Group Company has rights have been duly and properly filed and maintained, and all such licenses are free of any liens or restrictions, and neither the Company, nor any other party thereto, is in material breach of any such licenses. No event has occurred that with notice or lapse of time or both (i) would constitute a breach or default of any material license, (ii) would result in the termination thereof, or (iii) would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder by any Group Company. The parties prosecuting such applications have complied with their duty of candor and disclosure to U.S. Patent and Trademark Office (the “USPTO”) in connection with such applications; and the Company is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications.
4.14    Property; Title to Assets. None of the Group Company owns any real property. Each Group Company has the right to use or occupy the Leased Real Property (as defined below) under valid and binding leases and (ii) the Group Companies have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all liens. “Leased Real Property” means all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Group Companies pursuant to any lease.
4.15    Tax Returns, Payments and Elections. Each Group Company (i) has timely filed all required material federal, state, local and foreign tax returns, and all such returns were true, complete and correct in all material respects, (ii) has paid all material federal, state, local and foreign taxes due and payable, for which it is liable, including, without limitation, all sales and use taxes and all taxes which any Group Company is obligated to withhold from amounts owing to employees, creditors and Third Parties, and (iii) does not have any tax audits, tax deficiency or claims outstanding or assessed or proposed against any of them.
4.16    Material Contracts. Each Material Contract that is required to be included as an exhibit in the Company SEC Documents filed by the Company prior to the Closing Date has been so included. Each Material Contract is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and is the legal, valid and binding obligation of the other party thereto, enforceable against each other party thereto in accordance with its terms. Neither the Company nor, to the Company’s knowledge, any other Person is in material breach, violation or default under any such Material Contract. The Company has not been notified in writing that any Third Party to any Material Contract has indicated that such Third Party intends to cancel, terminate or not renew any Material Contract.
4.17    Labor Relations. No labor dispute exists or is imminent with respect to any of the employees of the Company, which would have a Material Adverse Effect. None of the Group Companies’ employees is a member of a union that relates to such employee’s relationship with any Group Company, and none of the Group Companies is a party to a collective bargaining agreement. To the Company’s knowledge, no executive officer of any Group Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any Third Party, and the continued employment of each such executive officer does not subject the any Group Company to any liability with respect to any of the foregoing matters. The Group Companies are in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours.
4.18    Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7 and 5.8, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions that are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither any Group Company nor any Person acting on its behalf has, directly or indirectly, taken any action that would cause the loss of such exemption, and neither any Group Company nor any Person acting on its behalf will take any such action.
4.19    No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this

Agreement in a manner that would require the registration of the Shares under the Securities Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company such that the shareholder approval provisions of Nasdaq would require the Company to obtain stockholder approval of the issuance of the Shares, nor will the Company take any action that would cause the offering or issuance of the Shares to be integrated with future offerings such that the Shares would be required to be registered under the Securities Act or that the Company would be required to obtain stockholder approval of the issuance of the Shares pursuant to the shareholder approval provisions of Nasdaq.
4.20    Investment Act. The Company is not, and immediately after giving effect to the offering and sale of the Shares, will not be an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.21    Brokers’ or Finders’ Fees. Except as disclosed to the Investor in writing prior to the date of this Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Group Companies in connection with the transactions contemplated by the Agreement. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.
4.22    Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Company SEC Documents to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the United States generally accepted accounting principles. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Company’s Board of Directors (x) any material weaknesses in its internal control over financial reporting and (y) any allegation of fraud that involves management of the Company or any other employees of the Company who have a significant role in its internal control over financial reporting or disclosure controls and procedures.
4.23    No Undisclosed Liabilities. No Group Company has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on the balance sheet of such Group Company (including the notes thereto) in conformity with the United States generally accepted accounting principles and are not disclosed to the Investor.

4.24    Related-Party Transactions. There are no business relationships or related-party transactions involving any Group Company or any other Person required by the applicable Laws to be described in the Company SEC Documents that have not been described as required.
4.25    Money Laundering Laws. The operations of the Group Companies are, and have been conducted at all times, in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no action by or before any Governmental Authority involving any Group Company with respect to the Money Laundering Laws is pending or threatened.
4.26    FCPA. No Group Company nor to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of any Group Company has, in the course of its actions for, or on behalf of any Group Company, (a) directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; or (e) failed to properly disclose, in accordance with applicable laws, any contribution made by any Group Company (or made by any Person acting on its behalf) which is in violation of law. The Group Companies have conducted their respective businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure continued compliance therewith.
4.27    OFAC. No Group Company nor to the Company’s knowledge, any director, officer, agent, employee, affiliate or representative of any Group Company is a Person currently the subject or target of any sanctions administered or enforced by any Governmental Authority, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council or other relevant sanctions authority (collectively, “Sanctions”), nor is any Group Company located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. No Group Company has been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

5.Representations and Warranties of the Investor. The Investor and the Parent hereby represent and warrant to the Company that:
5.1    Organization; Good Standing. Each of the Parent and the Investor is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Parent and the Investor has or will have all requisite power and authority to enter into each of the Transaction Agreements to which it is a party, to purchase the Shares and to perform its respective obligations under and to carry out the other transactions contemplated by the Transaction Agreements to which it is a party.
5.2    Authorization.
(a)All requisite action on the part of the Parent or the Investor and such entity’s directors and stockholders required by applicable Law for the authorization, execution and delivery by the Parent and the Investor of the Transaction Agreements to which such entity is a party and the performance of all of such party’s obligations thereunder, including the subscription for and purchase of the Shares, has been taken.
(b)This Agreement has been duly executed and delivered by the Parent and the Investor, and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Parent and the Investor, enforceable against the Parent and the Investor in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
5.3    No Conflicts. The execution, delivery and performance of the Transaction Agreements to which it is a party and compliance with the provisions hereof and thereof by the Parent and the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Parent’s or the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not impair or adversely affect the ability of the Parent or the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements to which it is a party.
5.4    Governmental Authorities and Third-Party Consents. Except for the ODI Approvals and any filings required under the CFIUS Laws (if applicable), the Investor has obtained all consents, approvals, and authorizations required by the PRC Governmental Authorities in connection with the execution and delivery of this Agreement by the Investor and with the Investor’s subscription for and purchase of the Shares.
5.5    Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.
5.6    Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.
5.7    Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances.
5.8    Legends. The Investor understands that the Shares in book entry form shall be subject to the following legends:
(a)“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”
(b)“THESE SECURITIES ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT BY AND AMONG C4 THERAPEUTICS, INC., BETTA INVESTMENT (HONG KONG) LIMITED AND BETTA PHARMACEUTICALS CO., LTD., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF C4 THERAPEUTICS, INC.”
5.9    Financial Assurances. As of the date hereof, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.
6.Investor’s Conditions to Closing. The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):
6.1    Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.
6.2    Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.
6.3    License Agreement. The Company shall have duly executed and delivered the License Agreement.

6.4    Certificate of Secretary. The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company issued by the secretary of the Company as of a date within ten (10) Business Days prior to the Closing Date.
6.5    No Material Adverse Effect. From and after the date of this Agreement until the Closing Date, there shall not have been any change, development, occurrence or event that has had a Material Adverse Effect.
6.6    Deliveries by the Company. The closing deliveries as required under Section 3.2(a) shall have been delivered to the Investor.
6.7    Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against any Group Company that questions the validity of any of the Transaction Agreements, the right of the Company to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose restrictions or give rise to monetary damages on the Investor with respect to or as a result of the consummation of the transactions contemplated by any Transaction Agreement.
6.8    Compliance with Laws. The Group Companies shall have complied with all applicable federal, state and local governmental Laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.
6.10    Authorizations and Approvals. All authorizations, approvals or Permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, including but not limited to the ODI Approvals, shall have been duly obtained and shall be effective on and as of the Closing.
6.11    SEC Filing. Prior to the Closing, the Company shall have taken all actions which are necessary, including providing appropriate notice to Nasdaq of the transactions contemplated by this Agreement, for the Shares to be listed on Nasdaq and shall have complied in all respects with all listing, reporting, filing and other obligations under the rules of Nasdaq and of the SEC with respect to the matters contemplated by this Agreement.
6.12    Reservation of Shares. The Company shall have reserved out of its authorized and unissued Common Stock equal to the number of Shares solely for the purpose of effecting the Investor’s purchase of the Shares under this Agreement, and the Shares will have been duly authorized for listing on Nasdaq, subject to official notice of issuance.
6.13    Exemption from Registration Requirements. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
7.Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1    Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all respects as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.
7.2    Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.
7.3    License Agreement. The Parent shall have duly executed and delivered to the Company the License Agreement.
8.Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:
8.1    No Injunction. No preliminary or permanent assessment, award, decision, judgment, ruling, injunction, order or verdict entered, issued, made or rendered by any court or other Governmental Authority shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.
8.2    No Prohibition; Market Listing. (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of transactions contemplated by the Transaction Agreements shall be in effect; and (b) the Common Stock shall be eligible for listing on the Nasdaq Global Select Market.
9.Additional Covenants and Agreements.
9.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Investor, the Company shall, and shall cause each of the other Group Companies to, take commercially reasonable efforts to, (x) conduct its business in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization and business of it and to preserve the rights, franchises, goodwill and relationships of its employees, collaborators, regulators and others having business relationships with such Group Company. Without limiting the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company shall not, and shall cause each of the other Group Companies not to:
(a)authorize or effect any amendment or change to the Organizational Documents, including any amendment to the Organizational Documents that has the effect of splitting, combining, reclassifying, recapitalizing, or modifying the terms of any equity interests of any Group Company other than as described in the SEC Documents as of the date hereof;
(b)declare, set aside or pay any cash dividend on, or make any other cash distribution in respect of outstanding equity securities of any Group Company, except for any distribution between Group Companies;

(c)sell, transfer, abandon, allow to lapse, license or otherwise encumber any Intellectual Property, except in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Material Adverse Effect or adverse effect on the transactions contemplated in the License Agreement;
(d)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company; or
(e)authorize, commit or agree to take, any of the foregoing actions.
9.2    Commission Filings. The Company shall timely make all filings with the SEC that are required of the Company in connection with its entry into this Agreement and the offer and sale of the Shares.
9.3    Listing of Common Stock, No Integrated Offerings. The Company shall take no action designed to, or is likely to, have the effect of terminating the registration of the Common Stock under the Exchange Act. The Company agrees to file with the SEC in a timely manner all reports and other filings required of the Company under the Securities Act and the Exchange Act. The Company further agrees, if the Company applies to have the Common Stock traded on any other trading market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other trading market as promptly as possible. The Company shall take all actions reasonably necessary to continue the listing and trading of its Common Stock, including the Shares, on Nasdaq and shall comply with the Company’s reporting, filing and other obligations under the bylaws or rules of Nasdaq. The Company currently meets the continuing eligibility requirements for listing on Nasdaq and has not received any notification of non-compliance of applicable Nasdaq listing standards. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale to the Investor of the Shares, or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq.
9.4    Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for working capital purposes only and shall not use such proceeds: (a) for the redemption of any Common Stock, outstanding preferred stock, options or warrants or any other securities convertible thereto or exercisable or exchangeable therefor, (b) for the settlement of any outstanding litigation, or (c) in violation of FCPA or regulations of the Office of Foreign Assets Control of the U.S. Treasury Department.
9.5    Notices of Certain Events. The Company shall as promptly as reasonably practicable notify the Investor of: (i) any notice or other communication, of which the Company has knowledge, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication, of which the Company has knowledge, from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Group Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Closing Date, of which it has knowledge, that makes any of its representations contained in this Agreement untrue or causes any breach of its obligations under this Agreement.
9.6    Right to Conduct Activities. The Company hereby agrees that none of the Investor or any of its Affiliates shall be liable to the Company or any of its Affiliates for any claim arising out of, or based upon, (a) the investment by the Investor in any entity competitive with any Group Company, or (b) actions taken by any partner, officer or other representative of the Investor or any of its Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company.
9.7    Information Rights. From the date hereof until the Closing, and to the extent that the Company has not already provided the following access or assistance in accordance with the applicable Law to the Investor, the Company will give, and will cause each other Group Company to give, the Investor, its counsels, financial advisors, auditors and other authorized representatives access to the books and records of the Group Companies, provided that no Group Company shall be obligated to provide access to any information that (i) adversely affects the attorney-client privilege between such Group Company and its counsel, (ii) results in disclosure of trade secrets, highly-sensitive confidential information, or a conflict of interest, or (iii) constitutes material non-public information under applicable Law.
9.8    Lock-Up Agreement. During the Restricted Term, without the prior approval of the Board of Directors of the Company, the Investor shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares (together with (a) any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (b) any shares of Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares described in clause (a)) (the “Lock-Up Securities”), including, without limitation, any “short sale” or similar arrangement, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise, provided, that the foregoing shall not prohibit (a) the Investor from transferring any Lock-Up Securities to an Affiliate of the Investor; or (b) the disposition of Lock-Up Securities (i) in one or more transactions that have been approved by the Company, (ii) resulting from or in connection with a merger, consolidation, liquidation, change of control or similar transaction of the Company as approved by the Company’s board of directors, (iii) required by orders of a court or regulatory agency or any Governmental Authorities, or (iv) upon the termination of the License Agreement.
9.9    Voting. During the Restricted Term, the Investor shall vote, or cause to be voted, all voting securities of the Company then beneficially owned by the Investor, in accordance with the recommendation of the Board of Directors on any matters presented to the Company’s stockholders with respect to the say-on-pay, any stock option, stock incentive, employee stock purchase or similar equity plan, or any amendment thereto that, in each case, apply to employees of the Company generally. The proxy, obligations and covenants under this Section 9.9 shall terminate automatically upon the expiration of the Restricted Term.
9.10    Rule 144. With a view to making available to the Investor the benefits of Rule 144 (if needed), the Company agrees to:
(f)use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 during the Reporting Period;
(g)use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
(h)furnish to the Investor, so long as the Investor owns Shares, promptly upon request during the Reporting Period: (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; and (ii) a statement of how many shares of Common Stock are then issued and outstanding.
9.11    Share Legend Removal. The legend set forth in Section 5.8 hereof shall be removed from any certificate evidencing the Shares (or if the Shares are held in book-entry form, any restrictions on transfer noted with respect thereto shall be removed) and the Company shall, no later than three (3) Business Days from receipt of a request from the Investor pursuant to this Section 9.11 following the date on which the restrictions on dispositions of the Shares terminates in accordance with Section 9.8, provide valid instructions to its transfer agent to issue a certificate or certificates (or a book entry notation) evidencing all or a portion of the Shares, as requested by the Investor, without such legend if: (i) such securities have been resold under an effective registration statement under the Securities Act, (ii) such securities have been or will be transferred in compliance with Rule 144 under the Securities Act, (iii) such securities are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act or (iv) the Investor shall have provided the Company with an opinion of counsel, reasonably satisfactory to the Company, stating that such securities may lawfully be transferred without registration under the Securities Act. At any time after expiration of the Restricted Term, upon the written request of the Investor, the Company shall direct its transfer agent to remove the transfer restrictions set forth in Section 5.8(b) applicable to the Shares that are no longer subject to the lock-up restrictions set forth in Section 9.8 within three (3) Business Days of the Company’s receipt of such request.
9.12    Publicity. Except to the extent (i) expressly authorized by the License Agreement, (ii) as required by applicable securities laws (including disclosure requirements of the SEC, Shenzhen Stock Exchange or any stock exchange on which securities issued by the Company are traded) or (iii) otherwise agreed in writing by the Parties, neither Party shall make any public announcement concerning the Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In the event of a required public announcement, except to the extent impracticable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement (in English) sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
9.13    Revised Disclosure Schedule. The Company may revise the Disclosure Schedule to this Agreement by delivering revised Disclosure Schedule to the Investor not less than seven (7) Business Days before the Closing Date. The Investor shall have the right to review the revised Disclosure Schedule for a period of seven (7) Business Days after receipt thereof. At any time within such seven (7)-Business Day time period the Investor shall have the right in its sole discretion to terminate this Agreement by notice to the Company if the revised information has had or would reasonably be likely to result in a Material Adverse Effect. This notice, if given, shall specify the information forming the basis for the decision to terminate. The Company shall have ten (10) days after receipt of the notice to review with the Investor the information forming the basis for the decision to terminate and to attempt to agree on corrective measures, if any. If the Parties cannot agree on corrective measures within such ten (10)-day period, then this Agreement shall terminate. If this Agreement is not terminated as permitted by this Section 9.13, the Investor shall be deemed to have accepted such revisions, and the Disclosure Schedule attached to this Agreement as of the date hereof shall be deemed to be superseded by the revised Disclosure Schedule.
10.Registration Rights
10.1    Registration of the Shares. The Company shall file with the SEC, as soon as practicable but in no event later than ninety (90) days prior to the expiration of the Restricted Term (the “Filing Deadline”), a registration statement covering the resale of the full amount of the Shares (the “Registration Statement”) to the public by the Investor. The Company shall use commercially reasonable efforts to cause the Registration Statement covering the Shares to be declared effective by the SEC as soon as practicable, but in no event later than the date (the “Effectiveness Deadline”), which shall be either: (i) in the event that the SEC does not review the Registration Statement, ninety (90) days after the Closing Date (but in any event, no later than three (3) Business Days following the SEC indicating a “no-review” decision on the Registration Statement), or (ii) in the event that the SEC reviews the Registration Statement or notifies the Company that the Registration Statement cannot be declared effective prior to the resolution of any comments related to filings made by the Company with the SEC or confidential treatment requests made by the Company, one hundred and twenty (120) days after the Closing Date (but in any event, no later than three (3) Business Days following the SEC indicating that it has no further comments on the Registration Statement). Notwithstanding the above, if the Company has received comments from the SEC or the staff of the SEC regarding the Registration Statement, then the Company shall use its reasonable best efforts to resolve any such comments as promptly as practicable. The Company shall cause such Registration Statement to remain effective under the Securities Act until all Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144. The Company shall promptly notify the Investor of the effectiveness of such Registration Statement after the Company confirms effectiveness with the SEC. The Company hereby covenants and agrees to use reasonable commercial efforts to maintain its eligibility to make filings with the SEC on Form S-3 (except if the Company is not then eligible to register for resale the Shares on Form S-3, in which case such registration shall be on another appropriate form) until one or more Registration Statements covering the resale of all of the Shares shall have been filed with, and declared effective by, the SEC pursuant to the terms and conditions of this Agreement.
10.2    Rule 415; Cutback. If at any time the staff of the SEC (the “Staff”) takes the position that the offering of some or all of the Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Investor to be named as an “underwriter,” the Company shall use its reasonable best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Investor is not an “underwriter.” For the avoidance of doubt, “reasonable best efforts” shall not require the Company to institute or maintain any action, suit or proceeding against the SEC or any member of the Staff. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 10.2, the Staff refuses to alter its position, the Company shall: (a) remove from the Registration Statement such portion of the Shares (the “Cut Back Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Shares as the Staff may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Investor as an “underwriter” in such Registration Statement without the prior written consent of the Investor. No liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Article 10 (including the liquidated damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that (x) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the ninetieth (90th) day immediately after the Restriction Termination Date or the one hundred and twentieth (120th) day if the Staff reviews such Registration Statement (but in any event no later than three (3) Business Days from the Staff indicating it has no further comments on such Registration Statement).
10.3    Registration Covenant. The Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of the Shares pursuant to a Registration Statement. The Company shall comply in all respects with all applicable rules and regulations of the SEC applicable to the filing of a Registration Statement.
10.4    Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement.
(a)Subject to Section 10.2, if either: (a) a Registration Statement covering all of the Shares required to be covered thereby and required to be filed by the Company pursuant to this Agreement is: (i) not filed with the SEC on or before the Filing Deadline (a “Filing Failure”), or (ii) not declared effective by the SEC on or before the Effectiveness Deadline (an “Effectiveness Failure”), or (b) on any day during the Reporting Period and after the Effectiveness Date, sales of all of the Shares required to be included on such

Registration Statement cannot be made (other than (i) during a Grace Period or (ii) if the Registration Statement is on Form S-1, for a period of fifteen (15) days following the date the Company files a post-effective amendment to incorporate the Company’s Annual Report on Form 10-K) (a “Maintenance Failure”), then, in satisfaction of the damages to any holder of Shares by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock, the Company shall pay to the Investor relating to such Registration Statement an amount in cash equal to 1.0% of the Aggregate Purchase Price on each of the following dates: (x) the day of a Filing Failure and on every thirtieth day (prorated for periods totaling less than thirty (30) days) thereafter until such Filing Failure is cured; (y) the day of an Effectiveness Failure and on every thirtieth (30th) day (prorated for periods totaling less than thirty (30) days) thereafter until such Effectiveness Failure is cured; and (z) the initial day of a Maintenance Failure and on every thirtieth day (prorated for periods totaling less than thirty (30) days) thereafter until such Maintenance Failure is cured. The payments to which the Investor shall be entitled pursuant to this Section 10.4 are referred to herein as “Registration Delay Payments”; provided that no Registration Delay Payments shall be required for any circumstance occurring after the termination of the Reporting Period, and, provided, further, that in no event shall the aggregate Registration Delay Payments accruing under this Section 10 exceed 6.0% of the Investor’s interest in the aggregate Purchase Price (i.e., corresponding to a total delay of six months). The first such Registration Delay Payment shall be paid within three (3) Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third (3rd) Business Day after the event or failure giving rise to the Registration Delay Payments is cured.
(b)Notwithstanding anything to the contrary herein, at any time after the Effectiveness Date, the Company may delay the disclosure of material, non-public information concerning the Company that would be required to be made in a registration statement filed with the SEC so that such registration statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading the disclosure of which at the time is not, in the good faith opinion of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, would not be required to be made at such time but for the continued use of such registration statement (a “Grace Period”); provided, that the Company shall promptly: (i) notify the Investor in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investor) and the date on which the Grace Period will begin, and (ii) notify the Investor in writing of the date on which the Grace Period ends; and, provided, further, that the Grace Periods shall not exceed an aggregate of thirty (30) Trading Days during any three hundred and sixty five (365)-day period and the first day of any Grace Period must be at least fifteen (15) days after the last day of any prior Grace Period. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investor receives the notice referred to in clause: (i) and shall end on and include the later of the date the Investor receives the notice referred to in clause (ii) and the date referred to in such notice. Upon expiration of the Grace Period, the Company shall again be bound by Section 10.5(c) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of the Investor in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.
10.5    Registration Procedures.
(a)In connection with the filing by the Company of a Registration Statement covering the Shares, the Company shall furnish to the Investor (i) a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and (ii) such other documents as the Investor may reasonably request, in order to facilitate the public sale or other disposition of the Shares.
(b)The Company shall use commercially reasonable efforts to register or qualify the Shares covered by a Registration Statement under the securities laws of each state of the United States as the Investor shall reasonably request; provided, however, that the Company shall not be required in connection with this subsection (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.
(c)If the Company has delivered preliminary or final prospectuses to the Investor and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Company shall promptly notify the Investor and, if requested by the Company, the Investor shall immediately cease making offers or sales of the Shares covered by a Registration Statement and return all prospectuses to the Company. The Company shall promptly provide the Investor with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Investor shall be free to resume making offers and sales of the Shares under such Registration Statement.
(d)The Company shall be entitled to include in a Registration Statement the shares of Common Stock held by other shareholders of the Company, provided such other shares of Common Stock are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Governmental Authority, or in the case of an underwritten offering, in order to comply with a cutback request of any underwriter.
(e)The Company shall pay all expenses incurred in connection with the preparation and filing of such Registration Statement pursuant to this Article 10, including all registration and filing fees and printer, legal and accounting fees related thereto, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Investor in connection with sales under any Registration Statement covering the Shares and (ii) the fees and expenses of counsel retained by the Investor.
(f)The Company shall use commercially reasonable efforts to avoid the issuance of any order suspending the effectiveness of a Registration Statement, or any suspension of the qualifications (or exemption from qualification) of any of the Shares covered by a Registration Statement for sale in any jurisdiction. The Company shall advise the Investor promptly after it shall receive notice of any stop order or issuance of any order by the SEC delaying or suspending the effectiveness of a Registration Statement covering the Shares or of the initiation of any proceeding for that purpose, and it will promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.
11.Indemnification.
11.1    The Company agrees to indemnify and hold harmless the Investor and its respective shareholder, directors, officers, and Affiliates from and against any losses, claims, damages, liabilities, judgments, fines, obligations, and reasonable expenses, including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending legal action or proceeding (collectively, “Losses”) arise out of, or are based on (i) any breach of any representation or warranty of the Company contained in this Agreement; (ii) any violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement; or (iii) any untrue statement or alleged misstatement of a material fact contained in any Registration Statement covering the Shares or in any preliminary prospectus or final prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement, preliminary prospectus or prospectus, or any amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for use in the preparation thereof or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Investor prior to the pertinent sale or sales by the Investor.
11.2    The Investor agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company, from and against any Losses, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based on (i) any breach of any representation or warranty of the Investor contained in this Agreement; (ii) any violation or nonperformance, partial or total, of any covenant or agreement of the Investor contained in this Agreement; or (iii) any untrue statement or alleged misstatement of a material fact contained in any Registration Statement covering the Shares or in any preliminary prospectus, final prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Investor specifically for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided, however, that Investor’s obligation to indemnify the Company shall be limited to the Aggregate Purchase Price.

11.3    Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 11, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 11 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any Affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.
11.4    If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under Subsection 11.1 or 11.2 above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investor on the other hand, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or the Investor on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Subsection 11.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Subsection 11.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Subsection 11.4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Subsection 11.4, the Investor shall not be required to contribute any amount in excess of the amount by which the net amount received by the Investor from the sale of the Shares to which such loss relates exceeds the amount of any damages which the Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
11.5    The rights and obligations under this Section 11 shall survive the termination of this Agreement.
12.Termination
12.1    Ability to Terminate. This Agreement may be terminated prior to the Closing by:
(a)mutual written consent of the Company and the Investor;
(b)a Party, upon written notice to the other Party, if any of the conditions to such Party’s obligations to the Closing set forth in Section 6, 7 or 8 (as applicable) shall have become incapable of fulfillment or is not fulfilled by the end of the fourth (4th) month after the date of this Agreement (the “Termination Date”) and such conditions shall not have been waived by such Party; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or other Transaction Agreements has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;
(c)the Investor, upon written notice to the Company, if (i) there is a material breach of any covenant or agreement on the part of the Company set forth in any Transaction Agreement, (ii) if any representation or warranty of the Company set forth in this Agreement shall have been or become materially untrue, or could not be satisfied by the Termination Date, (iii) there has been any change, development, occurrence or event since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect on any Group Company, (iv) if the License Agreement is terminated, or (v) in accordance with Section 9.13.
(d)the Company, upon written notice to the Investor, if (i) there is a material breach of any covenant or agreement on the part of the Investor or the Parent set forth in any Transaction Agreement, (ii) if any representation or warranty of the Investor shall have been or become materially untrue, or could not be satisfied by the Termination Date, (iii) if the License Agreement is terminated, or (iv) if the Investor unreasonably withholds, conditions, delays or denies any consent requested by the Company under Section 9.1, it being understood and agreed that the Investor shall have seven (7) Business Days to consider any such request for consent under Section 9.1 and the failure of the Investor to deliver its consent unreasonably by the end of such time period shall constitute grounds for the Company to terminate this Agreement thereafter under this Section 12.1(d) if the Company so elects.
12.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, (a) this Agreement (except for this Section 12.2, Article 11 and Article 13, and any definitions set forth in this Agreement and used in this Section 12.2, Article 11 and Article 13, which shall survive the termination of this Agreement) shall forthwith become void and have no further effect, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that no party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.
13.Miscellaneous.
13.1    Arbitration. Each dispute, difference, controversy or claim arising out of or in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof will be referred to and finally resolved by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “Rules”) in force when the Notice of Arbitration is submitted. Each Party will, within fifteen (15) days after the institution of the arbitration proceedings appoint one (1) arbitrator, with the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within thirty (30) days, the third arbitrator will be appointed in accordance with the Rules. The arbitrators may engage an independent expert with experience in the subject matter of the particular dispute to advise the arbitrators. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. The seat, or legal place, of the arbitration will be the State of California, and unless otherwise agreed by the Parties, all such arbitration proceedings will be held in the State of California; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The Parties will share equally the cost of the arbitration filing and hearing fees, the cost of any independent expert retained by the arbitrators, and the cost of the arbitrators and administrative fees of JAMS, unless otherwise ordered by the arbitrators. Each Party will bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. The provisions of this Section 13.1 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm or challenge an award or as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties, provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under the License Agreement (as defined therein). Nothing in this Section 13.1 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
13.2    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
13.3    Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.
13.4    Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
    If to the Company:
C4 Therapeutics, Inc.
490 Arsenal Way, Suite 120
Watertown, Massachusetts 02472, USA
Attention: Chief Legal Officer
E-mail addresses: legal@c4therapeutics.com and contracts@c4therapeutics.com with a copy to (which will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210, USA
Attention: Shoaib Ghias
E-mail address: SGhias@goodwinlaw.com

If to the Investor or the Parent:
Betta Pharmaceuticals Co. Ltd.
Attention: Lingxi Wu
Facsimile No.: +86 571 8926 3583
Email address(es): lingxi.wu@bettapharma.com
with a copy to:
Han Kun Law Offices
9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave.,
Beijing 100738, P. R. China
Attention: Chengyao (Aaron) Zhou
Facsimile No.:| +8610 8525 5511 / 5522
Email address(es): aaron.zhou@hankunlaw.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (i) when delivered if personally delivered or sent by electronic mail or facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day) or (ii) on the Business Day after dispatch if sent by nationally recognized overnight courier.
13.5    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic or pandemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty (a “Force Majeure Event”). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the date of this Agreement may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the date of this Agreement. Notice of a Party’s failure or delay in performance due to a Force Majeure Event must be given to the other Party within ten (10) days after its occurrence.
13.6    Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing herein shall amend, affect, supersede, invalidate, terminate or otherwise impair or limit any provision of the License Agreement.
13.7    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor, the Parent and the Company.

13.8    Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.
13.9    Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
13.10    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Parent, the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or the Parent or (b) the prior written consent of the Investor and the Parent in the case of an assignment by the Company. Notwithstanding the foregoing, this Agreement may be assigned or otherwise transferred by the Investor to an Affiliate of the Investor without any consent of the Company, provided that the Investor shall remain responsible for the performance of its obligations hereunder if the assignee fails to perform such obligations.
13.11    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
13.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
13.13    Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.
13.14    No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party.
13.15    Survival of Warranties. The representations, warranties, covenants and agreements made herein shall survive the Closing.
13.16    Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such Parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a Party hereunder shall preclude any other or further assertion or exercise thereof.
13.17    Expenses. Each Party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.
13.18    Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed digital (e.g., PDF) copies of counterpart execution pages of this Agreement and such digital copies shall be legally effective to create a valid and binding agreement among the Parties.
13.19    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first above written.
C4 THERAPEUTICS, INC.
By: /s/ Andrew J. Hirsch
Name: Andrew J. Hirsch
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first above written.
BETTA PHARMACEUTICALS CO., LTD.
By: /s/Lieming Ding
Name: Lieming Ding
Title: Chairman of the Board and Chief Executive Officer

BETTA INVESTMENT (HONG KONG) LIMITED
By: /s/Lieming Ding
Name: Lieming Ding
Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A
FORM OF CROSS RECEIPT
CROSS RECEIPT
C4 Therapeutics, Inc. hereby acknowledges receipt from Betta Investment (Hong Kong) Limited on May 29, 2023 of $24,999,996.72, representing the purchase price for 5,567,928 shares of Common Stock, par value $0.0001 per share, of C4 Therapeutics, Inc. (in book-entry form), pursuant to that certain Stock Purchase Agreement, dated as of May 29, 2023, by and among Betta Investment (Hong Kong) Limited, Betta Pharmaceuticals Co., Ltd. and C4 Therapeutics, Inc.

C4 THERAPEUTICS, INC.

By:    /s/ Andrew J. Hirsch
Name:    Andrew J. Hirsch
Title:    President and Chief Executive Officer

Betta Investment (Hong Kong) Limited hereby acknowledges receipt from C4 Therapeutics, Inc. on May 29_, 2023 of 5,567,928 shares of Common Stock, par value $0.0001 per share, of C4 Therapeutics, Inc. (in book-entry form), delivered pursuant to that certain Stock Purchase Agreement, dated as of May 29, 2023, by and among Betta Investment (Hong Kong) Limited, Betta Pharmaceuticals Co., Ltd. and C4 Therapeutics, Inc.

BETTA INVESTMENT (HONG KONG) LIMITED

By:    /s/Lieming Ding
Name: Lieming Ding
Title: Chairman of the Board and Chief Executive                          Officer

EXHIBIT B
DISCLOSURE SCHEDULE

Section 4.3 – Subsidiaries – C4 Securities Corporation, a Massachusetts corporation.
B-4